Stockholder Meeting Results

The Annual Meeting of Stockholders of the Fund was held on July 13, 2006 at 101 California Street, 5th Floor, San Francisco, California. At the meeting, the following matters were voted upon by the stockholders:

1. To elect five Directors of the Fund to hold office until the next Annual Meeting or until their respective successors shall have been duly elected and qualified.

                                                      Number of Votes:
                               -------------------------------------------------
                               ---------------------------- --------------------
         DIRECTORS                         FOR                          WITHHELD
         Richard J. Bradshaw            7,319,558                        276,558
         Victor L. Hymes                7,395,732                        200,384
         John T. Packard                7,387,252                        208,864
         Wendell G. Van Auken           7,324,537                        271,579
         James C. Van Horne             7,319,882                        276,234

2. To approve a new investment advisory agreement between Montgomery Street Income Securities, Inc. and Hartford Investment Management Company.

         For                          5,628,223
         Against                        151,548
         Abstain                        206,976